[Lincoln Logo]
                                                 Financial Group
                                                 Lincoln Life

Robert A. Picarello
Associate General Counsel
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06103-1106

Telephone: (860) 466-1603
Facsimile: (860) 466-1778

                                                February 24, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Lincoln Life Flexible Premium Variable Life Account S (the "Account")

Dear Sirs:

As Associate General Counsel of the The Lincoln National Life Insurance Company (the "Company"), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this Opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this Opinion as an Exhibit to the Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

                                              Very truly yours,

                                              /s/ Robert A. Picarello
                                              Robert A. Picarello
                                              Associate General Counsel